Exhibit 99.1
CONTACT:
Gar Jackson
Director of Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES FIRST QUARTER EARNINGS
ANAHEIM, CA/May 11, 2006 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today announced that sales for the first quarter were $299.9 million, an increase of 7.1 percent over total sales of $280.0 million for the first quarter ended April 30, 2005. First quarter net earnings were $0.16 per diluted share, including $0.03 related to stock option and pre-opening rent expenses. On a comparable non-GAAP basis, earnings per diluted share were $0.20 in the first quarter of 2005. Net income for the first quarter of fiscal 2006 was $11.9 million compared to $17.6 million for the first quarter of fiscal 2005. Same-store sales decreased 1.8 percent for the comparable thirteen-week period ended April 29, 2006.
“Although the quarter was difficult, I’m encouraged with the improvement we achieved in our sales trend in April. In April, we also successfully launched our latest retail concept, One Thousand Steps. We now have six stores open and are pleased with the initial customer response to our merchandise assortment and store design,” commented Seth Johnson, Chief Executive Officer.
Stock Repurchase Program
During the first quarter of fiscal 2006, the Company repurchased a total of 1.7 million shares of its common stock at an average price of $22.45. These repurchases occurred under the $100.0 million share repurchase authorization approved by the Company’s board of directors on May 12, 2005. At the end of the first quarter, $11.7 million remained available for future repurchases.
Fiscal 2006 Outlook
Assuming a low to mid single digit comp store sales increase during the second quarter, the Company is comfortable with earnings per share estimates for the second quarter in the range of $0.26 to $0.28 per diluted share, which includes $0.03 attributable to
3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

adjustments for stock option expenses as related to FAS 123R and pre-opening rent expenses as related to FASB Staff Position 13-1, Accounting for Rental Costs Incurred during a Construction Period. For year-over-year comparison purposes, this compares to second quarter 2005 non-GAAP earnings of $0.24 per diluted share, which includes the adjustments above. For the full fiscal year 2006, the Company is comfortable with E.P.S. growth estimates of 10 to 15 percent.
A reconciliation of first and second quarter fiscal 2005 reported GAAP earnings to the non-GAAP measures contained in this press release is set forth below.
Reconciliation of Fiscal 2005 Q1 Earnings to Non-GAAP Disclosure

GAAP EPS as originally reported for Q1 2005	$0.23
Less impact of stock option and pre-opening rent expenses	(0.03)

Adjusted non-GAAP EPS for Q1 2005	$0.20

GAAP net income as reported for Q1 2005, in $000’s	$17,607
Less stock option expenses, tax-effected	(1,819)
Less pre-opening rent, tax-effected	(535)

Adjusted non-GAAP net income for Q1 2005	$15,253

Reconciliation of Fiscal 2005 Q2 Earnings to Non-GAAP Disclosure

GAAP EPS as originally reported for Q2 2005	$0.28
Less impact of stock option and pre-opening rent expenses	(0.04)

Adjusted non-GAAP EPS for Q2 2005	$0.24

GAAP net income as reported for Q2 2005, in $000’s	$21,112
Less stock option expenses, tax-effected	(2,170)
Less pre-opening rent, tax-effected	(418)

Adjusted non-GAAP net income for Q2 2005	$18,524

About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of April 29, 2006, the Company operated 820 PacSun stores, 97 PacSun Outlet stores, 200 d.e.m.o. stores and 5 One Thousand Steps
3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

stores for a total of 1,122 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at d.e.m.o. stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.
Conference Call Information
The Company will be hosting a conference call today at 1:30 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 8345064. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, May 11, 2007.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements (specifically the statements concerning first quarter and fiscal year earnings guidance) be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These statements are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties include, among others, the following factors: our new concept is untested and may not be profitable or successful; changes in consumer demands and preferences, higher than estimated costs of goods sold or selling, general and administrative costs, competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; lower than expected sales from private label merchandise; fluctuations in comparable store net sales results; expansion and management of growth; reliance on key personnel; dependence on a single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 28, 2006 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
*MORE*
3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except share and per share data)

	First Quarter Ended
	APR. 29,	APR. 30,
	2006	2005
Net sales	$299,888	$279,985
Gross margin	97,282	97,350
Selling, G&A expenses	79,939	70,123

Operating income	17,343	27,227
Interest income, net	1,795	1,086

Income before taxes	19,138	28,313
Income tax expense	7,273	10,706

Net income	$11,865	$17,607

Net income per share, basic	$0.16	$0.23

Net income per share, diluted	$0.16	$0.23

Wtd avg shares outstanding, basic	73,144,277	75,292,587

Wtd avg shares outstanding, diluted	73,711,710	76,579,259

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	APR. 29,	JAN. 28,	APR. 30,
	2006	2006	2005
ASSETS
Current assets:
Cash & cash equivalents	$57,867	$95,185	$79,964
Short-term investments	49,795	74,911	81,431
Inventories	222,204	215,140	172,128
Other current assets	41,072	41,485	34,135

Total current assets	370,938	426,721	367,658
Property and equipment, net	376,642	355,822	313,917
Other long-term assets	25,210	25,018	22,017

Total assets	$772,790	$807,561	$703,592

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,408	$47,550	$33,528
Other current liabilities	65,770	74,921	52,177

Total current liabilities	111,178	122,471	85,705
Deferred lease incentives	82,129	81,440	72,739
Deferred rent	29,557	28,748	27,115
Other long-term liabilities	22,704	28,112	31,075

Total liabilities	245,568	260,771	216,634
Total shareholder’s equity	527,222	546,790	486,958

Total liabilities and shareholders’ equity	$772,790	$807,561	$703,592

3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FOR THE FIRST QUARTER ENDED
	APR. 29, 2006	APR. 30, 2005
Cash flows from operating activities:
Net income	$11,865	$17,607
Depreciation & amortization	16,905	15,001
Non-cash stock based compensation	1,944	—
Tax benefits related to exercise of stock options	1,149	3,754
Loss on disposal of property and equipment	6	—
Changes in operating assets and liabilities:
Inventories	(7,064)	2,953
Accounts payable and other current liabilities	(19,386)	(10,528)
Other assets and liabilities	(3,990)	4,851

Net cash provided by operating activities	1,429	33,638
Cash flows from investing activities:
Purchases of short-term investments	(163,150)	(250,158)
Maturities of short-term investments	188,266	247,950
Capital expenditures	(29,096)	(21,648)

Net cash used in investing activities	(3,980)	(23,856)
Cash flows from financing activities:
Repurchases of common stock	(38,162)	—
Proceeds from exercise of stock options	3,637	6,421
Repayments under long-term debt and capital leases	(242)	(547)

Net cash used in financing activities	(34,767)	5,874

Net (decrease) increase in cash and cash equivalents	(37,318)	15,656
Cash and cash equivalents, beginning of period	95,185	64,308

Cash and cash equivalents, end of period	$57,867	$79,964

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	APR. 29,	APR. 30,
	2006	2005
Stores open at beginning of fiscal year	1,105	990
Stores opened during the fiscal year	20	27
Stores closed during the fiscal year	(3)	(4)

Stores open at end of period	1,122	1,013

PacSun stores	820	754
Outlet stores	97	86
d.e.m.o. stores	200	173
One Thousand Steps stores	5	—

Total stores	1,122	1,013

Total square footage at end of period (in 000’s)	4,004	3,548
3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000